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                                                                    EXHIBIT 23.7

PERSONAL AND CONFIDENTIAL

November 19, 1995

Board of Directors
First Interstate Bancorp
633 West Fifth Street
Los Angeles, California 90071

Re: Registration Statement on Form S-4 of First Bank System, Inc. dated November 20, 1995, including the Joint Proxy Statement of First Bank System, Inc. and First Interstate Bancorp

    Gentlemen and Madame:

    Reference is made to (i) our opinion letter dated November 6, 1995 with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $2.00 per share (the "Shares"), of First Interstate Bancorp (the "Company") of the exchange ratio of 2.6 shares of Common Stock, par value $1.25 per share, of First Bank System, Inc. ("FBS") to be received for each Share pursuant to the merger contemplated by the Agreement and Plan of Merger dated as of November 5, 1995 among FBS, Eleven Acquisition Corp., a wholly-owned subsidiary of FBS, and the Company; and (ii) our subsequent letter dated November 19, 1995 confirming that such opinion letter had not been withdrawn or amended.

    The foregoing opinion letter and subsequent letter are solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

    In that regard, we hereby consent to the reference to the opinion and subsequent letter of our Firm under the captions "SUMMARY -- Opinions of First Interstate Financial Advisors," "THE MERGER -- Background of the Merger," "THE
MERGER -- Reasons of First Interstate for the Merger," "THE MERGER -- Recommendation of First Interstate Board of Directors" and "THE MERGER -- Opinions of First Interstate Financial Advisors" and to the inclusion of the foregoing opinion and subsequent letter in the Joint Proxy Statement included in the above-mentioned Registration Statement.

Very truly yours,

GOLDMAN, SACHS & CO.